Exhibit 99.1

COMPANY CONTACT

Sean Mahoney

(240) 744-1150

FOR IMMEDIATE RELEASE

DIAMONDROCK HOSPITALITY ANNOUNCES PREPAYMENT OF THE ALLERTON HOTEL MORTGAGE

BETHESDA, MD – May 22, 2014 – DiamondRock Hospitality Company (the “Company”) (NYSE: DRH) announced today that the $58.5 million senior mortgage loan secured by the Allerton Hotel Chicago was prepaid at par on May 21, 2014.

About the Company

DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of a leading portfolio of geographically diversified hotels concentrated in top gateway markets and destination resort locations. The Company owns 25 premium quality hotels with over 10,700 rooms. The Company has strategically positioned its hotels to generally be operated under leading global brands such as Hilton, Marriott, and Westin. For further information on the Company and its portfolio, please visit DiamondRock Hospitality Company’s website at www.drhc.com.